Exhibit 10.26

PARTIAL LEASE TERMINATION NO. 5

This Partial Lease Termination Agreement No. 5 (“Agreement”) is entered into as of March 7, 2018 (the “Effective Date”) by and among BKEP Asphalt, L.L.C., a Texas limited liability company (“BKEP Asphalt”), BKEP Materials, L.L.C., a Texas limited liability company (“BKEP Materials” and, together with BKEP Asphalt, “Lessor”), and Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Lessee”).

Recitals: Lessor and Lessee entered into that certain Master Facilities Lease Agreement as of November 11, 2010, as amended by First Amendment to Master Facilities Lease Agreement as of November 30, 2011, Second Amendment to Master Facilities Lease Agreement as of July 2, 2012, Third Amendment to Master Facilities Lease Agreement dated October 5, 2016, and Fourth Amendment to Master Facilities Lease dated November 1, 2016 ( collectively, the "Lease") for the lease and use of certain of Lessor's asphalt facilities, including the asphalt facilities located on property located in Muskogee, Oklahoma (the "Muskogee Facilities"), which consist of the buildings, improvements, asphalt storage and processing assets located on the land described on Exhibit A-1 to the Lease under the headings "Muskogee, Oklahoma." Lessor and Lessee mutually desire to terminate the Lease as to the Muskogee Facilities prior to its scheduled expiration as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee agree as follows:

1.	Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Lease.

2.
Partial Termination of Lease. Lessor and Lessee hereby agree that subject to the terms and conditions of this Agreement and as of the Effective Date, the Lease shall be terminated with respect to the Muskogee Facilities. From and after the Effective Date, “Facilities” as used in the Lease shall not include the Muskogee Facilities and any references to Lessor’s property located in Muskogee, Oklahoma shall be deleted from the Lease.

3.
No Further Rights. By execution of this Agreement, Lessee acknowledges and agrees that, from and after the Effective Date, Lessee shall not have any further rights or interests in the Muskogee Facilities.

4.
Mutual Release. Lessor and Lessee each release the other from all claims, demands, debts, and causes of action of whatever kind or nature, which have or could in the future arise due to the performance of their respective obligations under the Lease with respect to the Muskogee Facilities accruing after the Effective Date.

5.
Broker. No outside broker has negotiated this Agreement nor is entitled to any commission in connection therewith, and Lessee and Lessor agree to indemnify and hold the other party harmless against any and all other claims for commissions by any broker used by such party in connection with this Agreement.

6.
Full Force and Effect. The Lease, as modified hereby, remains in full force and effect without any further amendments, alterations or modifications thereto except as expressly set forth herein, and Lessor and Lessee expressly ratify and confirm the Lease, as amended by this Agreement.

7.
Counterparts. This Agreement may be signed in separate and multiple counterparts, each of which shall be considered an original, but all of which taken together shall constitute one and same instrument.

Lessor and Lessee are signing this Agreement as of the Effective Date.

LESSOR:		LESSEE:

BKEP ASPHALT, L.L.C.		ERGON ASPHALT & EMULSIONS, INC.

By:	/s/ Jeffery Speer	By:	/s/ J. Baxter Burns, II
	Jeffery Speer		J. Baxter Burns, II
	Chief Operating Officer		President

BKEP MATERIALS, L.L.C.

By:	/s/ Jeffery Speer
Jeffery Speer
Chief Operating Officer